Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Years Ended December 31,
	2016	2015	2014	2013	2012
Earnings (loss) before taxes	$60,909	$61,429	$46,476	$42,715	$39,636
Fixed charges	20,448	15,804	11,226	13,961	17,078
Earnings before income taxes and fixed charges	$81,357	$77,233	$57,702	$56,676	$56,714
Fixed charges	$20,448	$15,804	$11,226	$13,961	$17,078
Including interest on deposits	3.98	4.89	5.14	4.06	3.32
Earnings (loss) before taxes	$60,909	$61,429	$46,476	$42,715	$39,636
Fixed charges, excluding interest on deposits	7,254	4,455	1,519	3,543	6,005
Earnings (loss) before income taxes and fixed charges excluding interest on deposits	$68,163	$65,884	$47,995	$46,258	$45,641
Fixed charges, excluding interest on deposits	$7,254	$4,455	$1,519	$3,543	$6,005
Excluding interest on deposits	9.40	14.79	31.60	13.06	7.60

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in thousands)

	Years Ended December 31,
	2016	2015	2014	2013	2012
Earnings (loss) before taxes	$60,909	$61,429	$46,476	$42,715	$39,636
Fixed charges	20,448	15,804	11,226	13,961	17,078
Preferred stock dividends and accretion, pre-tax	-	-	-	3,813	5,153
Earnings before taxes, fixed charges, and preferred stock dividends and accretion, pre-tax	$81,357	$77,233	$57,702	$60,489	$61,867
Fixed charges and preferred stock dividends and accretion, pre-tax	$20,448	$15,804	$11,226	$17,774	$22,231
Including interest on deposits	3.98	4.89	5.14	3.40	2.78
Earnings (loss) before taxes	$60,909	$61,429	$46,476	$42,715	$39,636
Fixed charges, excluding interest on deposits	7,254	4,455	1,519	3,543	6,005
Preferred stock dividends and accretion, pre-tax	-	-	-	3,813	5,153
Earnings (loss) before taxes, fixed charges excluding interest on deposits, and preferred stock dividends and accretion, pre-tax	$68,163	$65,884	$47,995	$50,071	$50,794
Fixed charges, excluding interest on deposits and preferred stock dividends and accretion, pre tax	$7,254	$4,455	$1,519	$7,356	$11,158
Excluding interest on deposits	9.40	14.79	31.60	6.81	4.55